Exhibit 4.35

EXECUTION VERSION

RPM FUNDING COMMON TERMS AGREEMENT

between

RUSTENBURG PLATINUM MINES LIMITED

PLATEAU RESOURCES PROPRIETARY LIMITED

PELAWAN FINANCE SPV PROPRIETARY LIMITED

ATLATSA RESOURCES CORPORATION

and

CERTAIN OTHERS

CONTENT

RPM FACILITIES COMMON TERMS AGREEMENT

THIS AGREEMENT is dated      December 2012 and made between:

(1)	RUSTENBURG PLATINUM MINES LIMITED a public company incorporated under the laws of South Africa with registration number 1931/003380/06 (the “Original Lender” or “RPM”);

(2)	PLATEAU RESOURCES PROPRIETARY LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 1996/013879/07 (“Plateau”);

(3)	PELAWAN FINANCE SPV PROPRIETARY LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 2006/032879/07 (“Pelawan SPV”);

(4)

ATLATSA RESOURCES CORPORATION (previously known as Anooraq Resources Corporation), a public company incorporated under the laws of the Province of British Columbia, Canada with registration no. 10022-2033 (the “Parent”);

(5)	N1C RESOURCES INC., a limited liability company incorporated under the laws of the Cayman Islands with registration no. CR-94610 (“N1C Resources”);

(6)	N2C RESOURCES INC., a limited liability company incorporated under the laws of the Cayman Islands with registration no. CR-94611 (“N2C Resources” or the “Guarantor”);

(7)	PELAWAN TRUST, an inter vivos trust established under the laws of South Africa with Master’s Reference No. IT.8411/2004 (“Pelawan Trust”);

(8)	ATLATSA HOLDINGS PROPRIETARY LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 2002/017920/07 (“Pelawan Investments”);

(9)	MICAWBER 634 PROPRIETARY LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 2007/025445/07 (the “Plateau Security SPV’); and

(10)	MICAWBER 603 PROPRIETARY LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 2007/019599/07 (the Opco Security SPV”).

The Parties agree as set out below.

1.	INTERPRETATION

1.1

Words and expressions used in this Agreement and words and expressions used in any other Finance Document which are stated to be defined in this Agreement, and which are not otherwise defined in this Agreement, shall bear the meaning given to them in the Senior Facilities Agreement (as defined below). In addition, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1	“Agreement” means this amended and restated RPM Funding Common Terms Agreement and its Schedules;

1.1.2

“Atlatsa 2 Consideration Shares” means, at each Conversion Date, the number of Atlatsa Common Shares to be issued and allotted to Pelawan SPV against delivery by Pelawan SPV of the Plateau 2 Shares in accordance with the Plateau Forward Sale Agreement, provided that the aggregate number of such Atlatsa 2 Consideration Shares issued under the Plateau Forward Sale Agreement shall not (subject to no Share Adjustment Event having occurred) exceed 115 800 000 Atlatsa Ordinary Shares;

1.1.3

“Atlatsa 3 Consideration Shares” means, at each Conversion Date, the number of Atlatsa Common Shares to be issued and allotted to Pelawan SPV against delivery by Pelawan SPV of the Plateau 3 Shares in accordance with the Plateau Forward Sale Agreement, provided that the aggregate number of such Atlatsa 3 Consideration Shares issued under the Plateau Forward Sale Agreement shall not (subject to no Share Adjustment Event having occurred) exceed 111 600 000 Atlatsa Ordinary Shares;

1.1.4

“Atlatsa Security Shares” means 56 691 303 Atlatsa Common Shares, constituting 26% of all of the Atlatsa Common Shares on a fully diluted basis, as at the Initial Commencement Date, or such other number of Atlatsa Common Shares as will from time to time after the Initial Commencement Date constitute 26% of all the Atlatsa Common Shares in issue as at that date;

1.1.5

“Conversion” means individually or collectively as the context may require: a) the conversion of the RPM Pelawan SPV B1 Preference Shares into such number of Pelawan SPV Converted Shares as is contemplated in the RPM Pelawan SPV B1 Preference Share Subscription Agreement; b) the conversion of the Pelawan SPV Plateau B2 Preference Shares into such number of Plateau 2 Converted Shares as contemplated under the Pelawan SPV Plateau B2 Preference Share Agreement; and c) the conversion of the Pelawan SPV Plateau B3 Preference Shares into such number of Plateau 3 Converted Shares as contemplated under the Pelawan SPV Plateau B3 Preference Share Agreement; and Convert and Converted will be construed accordingly;

1.1.6	“Conversion Date” means the “Conversion Date” as defined in the RPM Pelawan SPV B1 Subscription Agreement;

1.1.7

“Conversion Implementation Agreement” means the conversion implementation agreement date on or about 12 June 2012 entered into between, inter alia, RPM, Plateau, Pelawan Investments, Pelawan Trust, Pelawan SPV and the Parent;

1.1.8

“Default” means an Event of Default or any event or circumstance specified in Clause 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

1.1.9	“Event of Default” means any event or circumstance specified in clause 9 (Events of Default);

1.1.10	“Excluded Default” means a Senior Event of Default (as defined in the Global lntercreditor Agreement) which arises solely as a result of:

1.1.10.1	RPM failing to comply with its obligations under clause 18.15(b) (RPM Undertaking relating to Disposals) of the Global lntercreditor Agreement; or

1.1.10.2

a “Change of Control” (as defined in the Senior Facilities Agreement) occurring because RPM has ceased to have legal and beneficial ownership of at least 25.1% of the issued equity share capital of Holdco;

1.1.11	“Final Repayment Date” means the date falling on the 9th anniversary of the Initial Commencement Date;

1.1.12	“Finance Document” means:

1.1.12.1	this Agreement;

1.1.12.2	the Global lntercreditor Agreement;

1.1.12.3	the Plateau lntercreditor Agreement;

1.1.12.4	Pelawan SPV Plateau B2 Preference Share Subscription Agreement;

1.1.12.5	Pelawan SPV Plateau B3 Preference Share Subscription Agreement;

1.1.12.6	Pelawan Investments Guarantee Agreement;

1.1.12.7	each Debt Guarantee;

1.1.12.8	each Counter Indemnity Agreement;

1.1.12.9	each Security SPV Document;

1.1.12.10	each Transaction Security Document;

1.1.12.11	the Working Capital Facility Agreement;

1.1.12.12	the Senior Facilities Agreement;

1.1.12.13	the Amendment and Interim Implementation Agreement;

1.1.12.14	the Implementation Agreement (and Funds Flow Statement);

1.1.12.15	the Pelawan SPV Forward Sale Agreement;

1.1.12.16	the Plateau Forward Sale Agreement;

1.1.12.17	the Pelawan Share for Share Agreement;

1.1.12.18	the Conversion Implementation Agreement; and

1.1.12.19	each utilisation request for a utilisation under any of the agreements specialised above;

and any other document designated as a “Finance Document” by the Lender and Plateau;

1.1.13	“Finance Party” means the Lender, the Plateau Security SPV and the Opco Security SPV;

1.1.14	“Initial Commencement Date” means 1 July 2009;

1.1.15	“Interim Repayment Date” means the date falling on the 6th (sixth) anniversary of the Initial Commencement Date;

1.1.16

“June 2009 RPM Funding Common Terms Agreement” means the agreement entitled ‘RPM Funding Common Terms Agreement’ entered into on or about 12 June 2009, amongst RPM, Plateau, Atlatsa, Pelawan SPV, N1C Resources, N2C Resources, Pelawan, Pelawan Trust, Opco Security SPV and Plateau Security SPV;

1.1.17	“JSE” means the securities exchange operated by the JSE Limited, registration number 2005/022939/06, a company incorporated under the laws of South Africa;

1.1.18	“Lender” means:

1.1.18.1	the Original Lender; and

1.1.18.2	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 13 (Cession),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

1.1.19	“Material Adverse Effect” means a material adverse effect on:

1.1.19.1

the business, operations, property, condition (financial or otherwise) or prospects of any Obligor individually or the Pelawan Group taken as a whole, the Atlatsa Group taken as a whole, or the Plateau Group taken as a whole; or

1.1.19.2	the ability of an Obligor to perform its obligations under any of the Transaction Documents; or

1.1.19.3

the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party (directly or indirectly) under any of the Finance Documents;

1.1.20	“Obligor’’ means:

1.1.20.1	Pelawan SPV;

1.1.20.2	Pelawan Investments;

1.1.20.3	the Pelawan Trust;

1.1.20.4	N1C Resources;

1.1.20.5	N2C Resources;

1.1.20.6	the Parent; and

1.1.20.7	Plateau;

1.1.21	“Original Lender” means RPM;

1.1.22	“Party” means a party to this Agreement and “Parties” shall, as the context requires, be a reference to all of them;

1.1.23

“Pelawan Group” means collectively, Pelawan SPV, Pelawan Investments, Pelawan Dividend Trust, Pelawan Trust, the Parent and Plateau and their respective direct or indirect Subsidiaries for the time being;

1.1.24

“Pelawan Investments Guarantee Agreement” means the guarantee agreement dated on or about 12 June 2009 entered into between Pelawan Investments and RPM in terms of which Pelawan Investments guarantees the obligations of Pelawan SPV in respect of, inter alia, the RPM Pelawan B Preference Shares and the Pelawan SPV Forward Sale Agreement;

1.1.25

“Pelawan Investments Security Documents” means each of the documents listed as being a Pelawan Investments Security Document in Paragraph 2 of Schedule 2 (Transaction Security Documents) together with any other document entered into by Pelawan Investments creating or expressed to create any Security over all or any of its assets in respect of any of the obligations of any of the Obligors or member of the Borrower Group under any of the Finance Documents;

1.1.26	“Pelawan SPV Converted Shares” means, at each Conversion Date, the number of Pelawan SPV Ordinary Shares into which the RPM Pelawan SPV B1 Preference Shares automatically Convert;

1.1.27	“Pelawan SPV Designated Shares” means, at each Conversion Date, the sum of Pelawan SPV Converted Shares and Pelawan SPV Subscription Shares;

1.1.28	“Pelawan SPV Ordinary Shares” means the issued ordinary shares in the share capital of Pelawan SPV from time to time;

1.1.29

“Pelawan SPV Plateau B2 Preference Shares” means the 115 800 cumulative, convertible preference par value share of R1.00 each in the share capital of Plateau, having the rights and privileges set out in the Pelawan Plateau B2 Preference Subscription Agreement and the articles of association of Plateau;

1.1.30	“Pelawan SPV Plateau B2 Preference Share Subscription Agreement” means the subscription agreement dated on or about 12 June 2009 between Pelawan SPV and Plateau in terms of which

Pelawan SPV agrees to subscribe for the Pelawan Plateau B2 Preference Shares;

1.1.31

“Pelawan SPV Plateau B3 Preference Share” means the 111 600 cumulative, convertible preference par value share of R1.00 in the share capital of Plateau, having the rights and privileges set out in the Pelawan Plateau B3 Preference Subscription Agreement and the articles of association of Plateau;

1.1.32

“Pelawan SPV Plateau B3 Preference Share Subscription Agreement” means the subscription agreement dated on or about 12 June 2009 between Pelawan SPV and Plateau in terms of which Pelawan SPV agrees to subscribe for the Pelawan Plateau B3 Preference Shares;

1.1.33

“Pelawan SPV Subscription Shares” means, at each Conversion Date, the additional number of Pelawan SPV Ordinary Shares that RPM will subscribe for using all of the cash proceeds of the B1 Preference Dividend;

1.1.34	“Pelawan Share for Share Agreement” means the share for share agreement dated on or about 12 June 2009 entered into between Pelawan Investments and Pelawan SPV;

1.1.35	“Pelawan SPV Forward Sale Agreement” means the forward sale agreement dated on or about 12 June 2009 between, inter alia, RPM, Pelawan SPV and Pelawan Investments;

1.1.36

“Plateau Counter Indemnity Agreement” means the counter indemnity agreement, dated on or about12 June 2009, between Plateau and the Plateau Security SPV pursuant to which Plateau indemnifies and holds the Plateau Security SPV harmless in respect of claims made against the Plateau Security SPV under, inter alia, the Second Ranking Plateau Debt Guarantee and the Third Ranking Plateau Debt Guarantee;

1.1.37	“Plateau Forward Sale Agreement” means the forward sale agreement dated on or about 12 June 2009 between, inter alia, Plateau, the Parent and Pelawan SPV;

1.1.38	“Plateau Group” means N1C Resources, N2C Resources, Plateau, Holdco, Opco and each of their respective direct or indirect Subsidiaries for the time being;

1.1.39	“Plateau Ordinary Shares” means the issued ordinary shares in the share capital of Plateau from time to time;

1.1.40	“Plateau 2 Converted Shares” means, at each Conversion Date, the number of Plateau Ordinary Shares into which the B2 Preference Shares automatically Convert;

1.1.41	“Plateau 2 Shares” means, at each Conversion Date, the sum of the Plateau 2 Converted Shares and the Plateau 2 Subscription Shares;

1.1.42	“Plateau 2 Subscription Shares” means, at each Conversion Date, the additional number of Plateau Ordinary Shares that Pelawan SPV will subscribe for using all of the cash proceeds of the B2 Preference Dividend;

1.1.43	“Plateau 3 Converted Shares” means, at each Conversion Date, the number of Plateau Ordinary Shares into which the B3 Preference Shares automatically Convert;

1.1.44	“Plateau 3 Shares” means, at each Conversion Date, the sum of the Plateau 3 Converted Shares and the Plateau 3 Subscription Shares;

1.1.45

“Plateau 3 Subscription Shares” means, at each Conversion Date, the additional number of Plateau Ordinary Shares that Pelawan SPV will subscribe for using all of the cash proceeds of the B3 Preference Dividend;

1.1.46	“Repayment Date” means 31 July and 31 January in each calendar year and the Interim Repayment Date and the Final Repayment Date;

1.1.47

Repeating Representations” means each of the representations set out in Clause 6.2 (Status) to Clause 6.7 (Governing law and enforcement), Clause 6.11 (No default), Clause 6.12.2 (No misleading information), Clause 6.13 (Original Financial Statements), Clause 6.18 (Ranking) to 6.20 (Legal and beneficial ownership);

1.1.48

“RPM Pelawan SPV B1 Preference Shares” means 115 800 cumulative convertible preference par value shares of R1.00 in the share capital of the Pelawan SPV, having the rights and privileges set out in the RPM Pelawan SPV B1 Preference Share Subscription Agreement and the rights and privileges embodied or to be embodied in the articles of association of the Pelawan SPV;

1.1.49

“RPM Pelawan SPV B1 Preference Share Subscription Agreement” means the subscription agreement dated on or about 12 June 2009 between RPM and Pelawan SPV in terms of which RPM agreed to subscribe for the RPM Pelawan SPV B1 Preference Shares;

1.1.50	“RPM Preference Shares” means the RPM Pelawan B Preference Shares which RPM has subscribed for pursuant to the Finance Documents;

1.1.51	“RPM Relevant Agreements” means:

1.1.51.1	the RPM Pelawan B Preference Share Subscription Agreement;

1.1.51.2	the Pelawan SPV Forward Sale Agreement;

1.1.51.3	the Pelawan Share for Share Agreement; and

1.1.51.4	the Conversion Implementation Agreement;

1.1.52

“Senior Facilities Agreement” means the ZAR2 300 000 000 plus the Tranche 1 Amount (inclusive of capitalised interest) term and revolving facilities agreement dated on or about the date of this Agreement and made between, amongst others, the Parent, N1C Resources, N2C

Resources, the Borrower, Holdco, Opco, each Security SPV, the Senior Lenders, the Senior Agent and the Security Agent;

1.1.53	“Signature Date” means the date of the signature of the Party last signing this Agreement;

1.1.54

“Transaction Documents” means the “Transaction Documents” as defined in the Senior Facilities Agreement and any other document designated in writing as a “Transaction Document” by RPM and Plateau; “Transaction Security” means the Security created or expressed to be created in favour of the Opco Security SPV, the Plateau Security SPV or RPM pursuant to the Transaction Security Documents;

1.1.55	“Transaction Security Documents” means the “Transaction Security Documents” as defined in the Senior Facilities Agreement and the Pelawan Investments Security Documents;

together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

1.2	Any reference in this Agreement to:

1.2.1	an “affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

1.2.2

“arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate holding company of such counterparty or an entity of which such counterparty or its ultimate holding company has direct or indirect control, or owns directly or indirectly more than 20% (twenty percent) of the share capital or similar rights of ownership;

1.2.3	“assets” includes properties, revenues and rights of every description;

1.2.4	“calendar month” shall be construed as a named month, i.e. January, February, March, April, May, June, July, August, September, October, November and December;

1.2.5	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

1.2.6

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.7	a “Holding Company” shall be construed in accordance with the Companies Act (as amended);

1.2.8	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.9

“law” shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

1.2.10

“month” means unless the context otherwise requires, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month except that, where any such period would otherwise end on a day which is not a Business Day it shall end on the immediately preceding Business Day; provided that if a period starts on the last Business Day of a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

1.2.11	“naca” means nominal annual compounded annually in arrears;

1.2.12	“nacq” means nominal annual compounded quarterly in arrears;

1.2.13

a “person” shall be construed as a reference to any person, firm, company, trust, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.14

a “regulation” includes any regulation, rule, official directive, request or guideline (having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.15	“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” or, as the case may be, the corresponding derivate form thereof;

1.2.16	a “Schedule” or “Annexure” shall, subject to any contrary indication, be construed as a reference to a schedule or annexure hereof;

1.2.17	a “Subsidiary” shall be construed in accordance with the Companies Act (as amended);

1.2.18

“tax” shall be construed so as to include any tax, levy, impost or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same);

1.2.19	a Default is “continuing” if it has not been remedied in accordance with the provisions of this Agreement or waived.

1.3	Unless inconsistent with the context or save where the contrary is expressly indicated:

1.3.1

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

1.3.2

when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.3.3	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the previous Business Day;

1.3.4

in the event that the day for performance of any obligation to be performed in terms of this Agreement (other than a payment obligation) should fall on a day which is not a Business Day, the relevant day for performance shall be the next succeeding Business Day;

1.3.5	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

1.3.6

any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.3.7	save as expressly set out in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

1.3.8	references to day/s or year/s shall be construed as Gregorian calendar day/s or year/s;

1.3.9	a reference to a Party includes that Party’s successors-in-title and permitted assigns;

1.3.10	a time of day shall be construed as a reference to Johannesburg time.

1.4	Unless inconsistent with the context, an expression which denotes:

1.4.1	any one gender includes the other genders;

1.4.2	a natural person includes an artificial person and vice versa; and

1.4.3	the singular includes the plural and vice versa.

1.5

The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules. To the extent that there is any conflict between the schedules to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

1.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.7

The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

1.8

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.9

This Agreement shall be binding on and enforceable by the estates, heirs, executors, administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s estate, heirs, executors, administrators, trustees, permitted assigns or liquidators, as the case may be.

1.10

The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.11	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

1.12

The headings to the clauses and schedules of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause or schedule hereof.

1.13

The Parent’s name has changed from “Anooraq Resources Corporation” to “Atlatsa Resources Corporation”. To the extent that any Finance Document refers to “Anooraq”, either in isolation or as part of a defined term, such references to Anooraq” shall be construed as references to “Atlatsa”.

2.	INTRODUCTION AND APPLICATION OF THIS AGREEMENT

2.1	The Lender has agreed to provide the facilities and subscribe for the Preference Shares set out in Clause 3 (RPM Facilities).

2.2	The Parties have agreed to enter into this Agreement to set out certain common definitions and provisions which are applicable to the RPM Relevant Agreements.

2.3

Each RPM Relevant Agreement will be subject to the terms and conditions of that RPM Relevant Agreement and to the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be incorporated by reference into each respective RPM Relevant Agreement.

2.4	In the event of a conflict between the provisions of this Agreement and any Finance Document, the provisions of the Finance Document shall prevail.

3.	THE RPM FACILITIES AND PREFERENCE SHARE SUBSCRIPTIONS

3.1	The facilities and preference share subscriptions

Subject to the terms of this Agreement the Lender has subscribed for the RPM Pelawan SPV B1 Preference Shares pursuant to the RPM Pelawan SPV B1 Preference Share Subscription Agreement.

3.2	Obligors’ Agent

3.2.1	Each Obligor other than Plateau (Designated Obligor) appoints Plateau to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

3.2.1.1

Plateau on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Designated Obligor notwithstanding that they may affect the Designated Obligor, without further reference to or the consent of that Designated Obligor; and

3.2.1.2	each Finance Party to give any notice, demand or other communication to that Designated Obligor pursuant to the Finance Documents to Plateau,

and in each case the Designated Obligor shall be bound as though that Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

3.2.2

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of a Designated Obligor or in connection with any Finance Document (whether or not known to any such Designated Obligor and whether occurring before or after such Designated Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Designated Obligor as if that Designated Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Designated Obligor, those of the Obligors’ Agent shall prevail.

4.	TAX GROSS UP AND INDEMNITIES

4.1	Definitions

4.1.1	In this Agreement:

4.1.1.1	“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

4.1.1.2	“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 4.2 (Tax indemnity).

4.1.1.3	Unless a contrary indication appears, in this Clause 4 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

4.2	Tax indemnity

4.2.1

Plateau shall (within three Business Days of demand by a Finance Party) pay to that Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

4.2.2	Paragraph 4.2.1 above shall not apply with respect to any Tax assessed on a Finance Party:

4.2.2.1

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

4.2.2.2	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party to the extent a loss, liability or cost arises as a result of a failure by a Finance Party to comply with its filing obligations in relation to a Tax.

4.2.3	A Finance Party making, or intending to make a claim under paragraph 4.2.1 above shall promptly notify Plateau of the event which will give, or has given, rise to the claim.

4.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

4.3.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required;and

4.3.2	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. The Finance Party shall, on making such payment to the Obligor, notify the Finance Party that it has made such payment and of the amount of such payment.

4.4	Stamp taxes

Plateau shall pay and, within three Business Days of demand, indemnify the each Finance Party against any cost. loss or liability (properly evidenced) that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

4.5	Value added taxes

4.5.1

Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with a supply made in respect of that amount. If any such Tax is chargeable on any supply made by a Finance Party to an Obligor under a Finance Document, the Obligor must, upon presentation of a valid invoice, pay to the Finance Party (in addition to and at the same time as paying the relevant amount) an amount equal to the amount of that Tax.

4.5.2

Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, the Obligor must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses, but only to the extent that the Finance Party is not entitled to a credit or repayment from the relevant tax authority in respect of the Tax.

5.	INCREASED COSTS

5.1	Increased costs

5.1.1

Subject to Clause 5.3 (Exceptions) Plateau shall, within three Business Days of a demand by the Lender, pay for the account of a Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

5.1.2

In this Agreement “Increased Costs” means an additional or increased cost which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender funding or performing its obligations under any Finance Document.

5.2	Increased cost claims

5.2.1	If the Lender intends to make a claim pursuant to Clause 19.1 it shall notify Plateau of the event giving rise to the claim.

5.2.2	The Lender shall, as soon as practicable after a demand by Plateau, provide a certificate confirming the amount of its Increased Costs and the basis for its claim of Increased Costs.

5.3	Exceptions

5.3.1	Clause 5.1 (Increased costs) does not apply to the extent any Increased Cost is:

5.3.1.1	attributable to a Tax Deduction required by law to be made by Plateau;

5.3.1.2

compensated for by Clause 4.2 (Tax indemnity) (or would have been compensated for under Clause 4.2 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph 4.2.2 of Clause 4.2 (Tax indemnity) applied); or

5.3.1.3	attributable to the wilful breach of or non compliance with, any law or regulation by the Lender or its Affiliates.

5.3.2	In this Clause 5.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 4.1 (Definitions)

5.4	Currency indemnity

5.4.1

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

5.4.1.1	making or filing a claim or proof against that Obligor;or

5.4.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost reasonably incurred, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

5.4.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

5.5	Other indemnities

5.5.1	Plateau shall within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

5.5.1.1	the occurrence of any Event of Default;

5.5.1.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date,

5.5.1.3

funding, or making arrangements to fund, a Loan requested by Plateau but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

5.5.1.4	investigating any event which it reasonably believes is a Default;

5.5.1.5	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

5.6	Indemnity to the Security Agent,the Opco Security SPV and the Plateau Security SPV

5.6.1

Each Obligor shall promptly indemnify the Security Agent, the Plateau Security SPV, the Opco Security SPV and every Delegate against any cost, loss or liability incurred by any of them (save if due to the gross negligence or wilful acts or omissions of the Security Agent, the Opco Security SPV, the Plateau Security SPV or a Delegate) as a result of:

5.6.1.1	the taking, holding, protection or enforcement of the Transaction Security,

5.6.1.2	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, the Plateau Security SPV and each Delegate by the Finance Documents or by law; and

5.6.1.3	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

5.6.2

The Security Agent, the Opco Security SPV and/or the Plateau Security SPV may, in priority to any payment to the Secured Parties, indemnify itself out of the Secured Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 5.6 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

6.	REPRESENTATIONS

6.1	General

6.1.1

Save as otherwise expressly provided in this Agreement in relation to any particular representation and warranty, each Obligor makes the representations and warranties set out in this Clause 6 to each Finance Party and where applicable in relation to any representation and warranty, subject to the disclosures contained in the Disclosure Schedule.

6.1.2

The Finance Parties have entered into the Finance Documents on the strength of and relying on the representations and warranties set out in this Clause 6, each of which is a separate representation and warranty, given without prejudice to any other representation or warranty and is deemed to be a material representation or warranty (as applicable) inducing the Finance Parties to enter into the Finance Documents.

6.2	Status

6.2.1	Save in respect of the Pelawan Trust, it and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

6.2.2	The Pelawan Trust is trust validly existing and duly registered under the laws of South Africa.

6.2.3

It and each of its Subsidiaries has the power and all Authorisations under the laws of all applicable jurisdictions to own its assets and carry on its business as it is being conducted save to the extent a failure to have any such Authorisation is not reasonably likely to have a Material Adverse Effect.

6.3	Binding obligations

Subject to the Legal Reservations:

6.3.1

the obligations expressed to be assumed by it and each member of the Plateau Group in each Transaction Document to which it and each member of the Plateau Group is a party are legal, valid, binding and enforceable obligations; and

6.3.2

(without limiting the generality of paragraph 6.3.1 above), each Transaction Security Document to which it and each member of the Plateau Group has entered into creates (subject to registration of the Transaction Security Documents where necessary) the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

6.4	Non-conflict with other obligations

The entry into and performance by it and each member of the Plateau Group of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

6.4.1	any law or regulation applicable to it or each member of the Plateau Group;

6.4.2	the constitutional documents of it or any member of the Plateau Group; or

6.4.3

any agreement or instrument binding upon it or any member of the Plateau Group or any of its or any member of the Plateau Group’s material assets (“material assets” in this clause being assets which individually or collectively constitute material assets) or constitute a default or termination event (however described) under any such agreement or instrument binding on it.

6.5	Power and authority

6.5.1

It and each member of the Plateau Group has the power to enter into, perform and deliver, and has taken all necessary action to authorise its and each member of the Plateau Group’s entry into, performance and delivery of, the Transaction Documents to which it and each member of the Plateau Group is or will be a party and the transactions contemplated by those Transaction Documents.

6.5.2

No limit on its or any member of the Plateau Group’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it or a member of the Plateau Group is a party.

6.6	Validity and admissibility in evidence

6.6.1	All Authorisations required:

6.6.1.1	to enable it and each member of the Plateau Group lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

6.6.1.2	to make the Transaction Documents to which it and each member of the Plateau Group is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

6.6.2

All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Pelawan Group have been obtained or effected and are in full force and effect, save to the extent a failure to obtain or maintain any such Authorisation is not reasonably likely to have a Material Adverse Effect.

6.6.3

Without limiting any other representation or warranty in this Agreement, no Authorisation, registration or declaration of, or filing with, any governmental authority or other person including applicable securities law authorities or stock exchanges is required by the Parent in connection with the execution and delivery by it of the Plateau Forward Sale Agreement or the observance and performance by it of its obligations under any Finance Document including the issuance of the Atlatsa 2 Consideration Shares and the Atlatsa 3 Consideration Shares other than the filing of a report on or before the 10th day after the distribution of such shares in accordance with BC Instrument 72-503 – Distribution of Securities Outside British Columbia;

6.7	Governing law and enforcement

6.7.1

Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in relation to each Obligor and each member of the Plateau Group in its Relevant Jurisdictions.

6.7.2

Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will, subject to compliance with any procedural requirements or Legal Reservations, be recognised and enforced in relation to each Obligor and each member of the Plateau Group in its Relevant Jurisdictions.

6.8	Insolvency

No:

6.8.1	corporate action, legal proceeding or other procedure or step described in 9.7.1 (Insolvency proceedings); or

6.8.2	creditors’ process described in Clause 9.8 (Creditors’ process),

has been taken or, to the knowledge of any Obligor, threatened in relation to any Obligor or a member of the Plateau Group; and none of the circumstances described in Clause 9.6 (Insolvency) applies to any Obligor or a member of the Plateau Group.

6.9	No filing or stamp taxes

Under the laws of its and each member of the Plateau Group’s Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

6.9.1

registration of the mortgage bonds and notarial bonds forming part of the Opco Security Documents, at the applicable Deeds Registries in South Africa under the Deeds Registries Act, 1946 of South Africa or at the Mineral and Petroleum Titles and Registration Office (as applicable) and payment of associated fees;

6.9.2	as expressly provided for in the Legal Reservations expressed in the Cayman Islands or Canadian legal opinions referred to in Schedule 2 of the Senior Facilities Agreement (Conditions Precedent); and

6.9.3

filing of certain redacted Finance Documents (the redacted form to be approved by the Lender) in accordance with the requirements of the TSX Venture Exchange, which filing the Parent and Plateau undertake to make within the relevant prescribed time period and in accordance with the prescribed requirements for such filing, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

6.10	Deduction of Tax

Neither it nor any member of the Plateau Group is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document except to the extent applicable under S37 of the Income Tax Act or, in relation to the Guarantor, N1C Resources or the Parent only, as expressly provided for in the Legal Reservations expressed in any Cayman Islands or Canadian Legal Opinion.

6.11	No default

6.11.1	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

6.11.2

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any member of the Plateau Group or to which its (or any member of the Plateau Group’s) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

6.12	No misleading information

Save as disclosed to the Lender prior to the date of this Agreement:

6.12.1

all material information provided to the Lender by or on behalf of the Parent or Plateau in connection with the Acquisition and/or the Pelawan Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

6.12.2

all other information provided by any member of the Pelawan Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

6.13	Original Financial Statements

6.13.1	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

6.13.2

The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the Atlatsa Group, the Plateau Group, or the Holdco Group as the case may be, during the relevant financial year.

6.13.3

There has been no material adverse change in the assets, business or financial condition of any member of the Atlatsa Group, the Plateau Group or the Holdco Group) since the date of the Original Financial Statements.

6.13.4	The Original Financial Statements of Plateau do not consolidate the results, assets or liabilities of any person or business which does not form part of the Plateau Group.

6.13.5

Its and each member of the Plateau Group’s most recent Annual Financial Statements, Semi-Annual Financial Statements and Quarterly Management Accounts delivered pursuant to Clause 7 (Information Undertakings):

6.13.5.1	have (other than the Quarterly Management Accounts) been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

6.13.5.2

give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

6.13.6

The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

6.13.7

Since the date of the most recent financial statements delivered pursuant to Clause 7 (Information Undertakings) there has been no material adverse change in the business, assets or financial condition of any Obligor or any member of the Plateau Group.

6.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any member of the Pelawan Group.

6.15	No breach of laws

6.15.1	It has not (and no member of the Plateau Group has) breached any law (including any Mining Law) or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

6.15.2

No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it or any member of the Pelawan Group which have or are reasonably likely to have a Material Adverse Effect.

6.16	Taxation

6.16.1

It is not (and no member of the Plateau Group is) materially overdue in the filing of any Tax returns and it is not (and no member of the Plateau Group is) overdue in the payment of any amount in respect of Tax of ZAR5,000,000 (Indexed) (or its equivalent in any other currency) or more.

6.16.2

No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any member of the Plateau Group) with respect to Taxes such that a liability of, or claim against, it or any member of the Plateau Group of ZAR5,000,000 (Indexed) (or its equivalent in any other currency) or more is reasonably likely to arise.

6.16.3	It (and each member of the Plateau Group) is resident for Tax purposes only in the jurisdiction of its incorporation.

6.17	Security and Financial Indebtedness

6.17.1

No Security or Quasi-Security exists over all or any of its present or future assets or all or any of the present or future assets of any member of the Plateau Group other than as permitted by this Agreement.

6.17.2	No member of the Plateau Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

6.18	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

6.19	Good title to assets

It and each member of the Plateau Group has a good and valid title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

6.20	Legal and beneficial ownership

6.20.1	It and each member of the Plateau Group is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

6.20.2

Pelawan Trust is entitled and able to transfer registered and beneficial ownership in and to the Atlatsa Security Shares to Pelawan SPV in accordance with the terms and conditions of the Pelawan Share for Share Agreement and the Pelawan Trust Deed.

6.21	Shares

The shares of any member of the Pelawan Group which are subject to the Transaction Security are fully paid and save as expressly provided for in the Transaction Documents, not subject to any option to purchase or similar rights (other than such rights applicable to the RPM Pelawan B Preference Shares as specifically set out in the Finance Documents). The Constitutional Documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. Save as provided for in the Transaction Documents, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Pelawan Group (including any option or right of pre-emption or conversion).

6.22	Intellectual Property

It and each member of the Plateau Group:

6.22.1

is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is reasonably required by it in order to carry on its business as it is being conducted;

6.22.2

to the best of its knowledge and belief, after due and careful enquiry, does not, in carrying on its respective businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

6.22.3	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

6.23	Accounting reference date

The financial year end of each member of the Pelawan Group is 31 December in each year.

6.24	No adverse consequences

6.24.1	It is not necessary under the laws of its or any member of the Plateau Group’s Relevant Jurisdictions:

6.24.1.1	in order to enable any Finance Party to enforce its rights under any Finance Document; or

6.24.1.2	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

6.24.2

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document

6.25	Immunity

6.25.1

The entry into by it and each member of the Atlatsa Group of each Finance Document to which it is a party constitutes, and the exercise by it and each member of the Atlatsa Group of its respective rights and performance of its respective obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

6.25.2

It and each member of the Atlatsa Group will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any Relevant Jurisdiction in relation to any Finance Document.

6.26	Issued share capital

The issued share capital of the Pelawan SPV, the Parent and Plateau will be as set out in the group structure diagram referred to in Schedule 1 in the agreed form to be delivered to the Lender on or before the Initial Commencement Date.

6.27	Times when representations made

6.27.1	All the representations and warranties in this Clause 6 are made by each applicable Obligor on the date of this Agreement and on the Closing Date.

6.27.2

The Repeating Representations are deemed to be made by each applicable Obligor on each Repayment Date (except that those contained in paragraphs 6.13.1 - 6.13.4 of Clause 6.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

6.27.3

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

7.	INFORMATION UNDERTAKINGS

The provisions of clause 20 of the June 2009 Senior Facilities Agreement (Information Undertakings) are incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Obligors defined under this Agreement as “Obligors”.

8.	GENERAL UNDERTAKINGS

The undertakings in this Clause 8 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

8.1	Authorisations

Each Obligor shall (and shall ensure that each member of the Plateau Group will) promptly:

8.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

8.1.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

8.1.2.1	enable it and each member of the Plateau Group to perform its respective obligations under the Transaction Documents;

8.1.2.2	ensure the legality, validity, enforceability or admissibility in evidence of each Transaction Document; and

8.1.2.3	enable it and each member of the Plateau Group to carry on its respective business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

8.2	Environmental compliance

8.2.1	Each Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that Opco and each Project Company will):

8.2.1.1	comply with all Environmental Law;

8.2.1.2	obtain, maintain and ensure compliance with all requisite Environmental Permits;

8.2.1.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

8.2.2

Each Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that Opco and each Project Company will) conduct its business in a manner which substantially complies, and enables each Finance Party and its Affiliates to comply, with the Equator Principles, to the extent applicable. Each Obligor shall provide the Lender with all documentation reasonably requested by the Lender to confirm such compliance.

8.2.3

Opco and each Project Company shall (and the Parent and Plateau shall ensure that Opco and each Project Company will) comply in all material respects with all recommended actions set out in the Environmental Report relating to compliance with the Equator Principles, including, but not limited to the various “LPM Management Commitments” set out in the Environmental Report and summarised in the table with headings “Principle 1: Review and Categorisation” to “Principal 9: Independent Monitoring and Reporting” of the Environmental Report.

8.2.4	Plateau shall:

8.2.4.1

appoint an independent expert (the identity of which is approved by the Lender) to conduct an annual review of the compliance and implementation by Opco and each Project Company of the various recommendations set out in the Environmental Report, the first such annual review to be completed by no later than 30 June 2010 and thereafter each succeeding annual review to be completed by the anniversary of the preceding annual review completion; and

8.2.4.2	provide a copy of each annual review to the Lender.

8.3	Environmental claims

Each Obligor shall (through Plateau), promptly upon becoming aware of the same, informs the Lender in writing of:

8.3.1	any Environmental Claim against any member of the Plateau Group which is current, pending or threatened; and

8.3.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Plateau Group,

where the claim, if determined against that member of the Plateau Group, has or is reasonably likely to have a Material Adverse Effect.

8.4	Compliance with laws

Each Obligor shall (and the Parent and Plateau shall ensure that each member of the Plateau Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

8.5	Taxation

8.5.1

Each Obligor shall (and the Parent and Plateau shall ensure that each member of the Plateau Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

8.5.1.1	such payment is being contested in good faith;

8.5.1.2

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 7 (Information Undertakings); and

8.5.1.3	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

8.5.2

No member of the Atlatsa Group or the Plateau Group may change its residence for Tax purposes, provided that the Parent may change its residence for Tax purposes if the Lender has confirmed that it is satisfied that the change to the Parent’s residence for Tax purposes will not result in any negative tax consequences (including the imposing of any withholding tax on any member of the Plateau Group).

8.6	Merger

No Obligor shall (and the Parent and Plateau shall ensure that no other member of the Plateau Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

8.7	Change of business

The Parent and Plateau shall procure that no substantial change is made to the general nature of the business of the Parent, the Obligors or the Plateau Group taken as a whole from that carried on by such entity at the Initial Commencement Date.

8.8	Acquisitions

8.8.1	Except as permitted under paragraph 8.8.2 below, no Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that no other member of the Plateau Group will):

8.8.1.1	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

8.8.1.2	incorporate a company.

8.8.2

Paragraph 8.8.1 above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

8.8.2.1	a Permitted Acquisition; or

8.8.2.2	a Permitted Transaction.

8.9	Joint ventures

No Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will), except with the prior written consent of the Lender:

8.9.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

8.9.2

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

8.10	Holding Companies

N1C Resources, N2C Resources and Plateau shall not trade, carry on any business, own any assets or incur any liabilities except for:

8.10.1	the provision of administrative services (excluding treasury services) to other members of the Atlatsa Group of a type customarily provided by a Holding Company to its Subsidiaries;

8.10.2

ownership of shares in its Subsidiaries, intra-Group debit balances, intra- Group credit balances and other credit balances in bank accounts, Cash and Cash Equivalent Investments but only if those shares (other than share in Excluded Subsidiaries), credit balances, Cash and Cash Equivalent Investments are subject to the Transaction Security (in form and substance satisfactory to the Lender);

8.10.3	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

8.11	Mining Licenses and New Order Rights

Each Obligor shall ensure that:

8.11.1

each member of the Plateau Group, other than the Project Companies, has been granted all Mining Licences and New Order Rights required by it for the lawful conduct of its business and which are material for the conduct of its business;

8.11.2

the Mining Licences and New Order Rights which are material to the conduct of any member of the Plateau Group’s business, other than that of the Project Companies, are in full force and effect and that each member of the Plateau Group, to the extent applicable to it, is in compliance in all material respects with all provisions thereof; and

8.11.3

all relevant steps are taken to ensure that each Project Company applies for and obtains all Mining Licenses and New Order Rights required by it for the lawful conduct of its business and which are material for the conduct of its business and that once such Mining Licenses and New Order Rights are obtained, to the extent applicable to it, it is in compliance in all material respects with all provisions thereof.

8.12	Preservation of assets

Each Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that each member of the Plateau Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

8.13	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it or any member of the Plateau Group under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

8.14	Negative pledge

In this Clause 8.14, “Quasi-Security” means a transaction described in paragraph 8.14.2 below.

Except as permitted under paragraph 8.14.3 below:

8.14.1	No Obligor shall (and the Parent and Plateau shall ensure that no other member of the Plateau Group will) create or permit to subsist any Security over any of its assets.

8.14.2	No Obligor shall (and the Parent and Plateau shall ensure that no other member of the Plateau Group will):

8.14.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Plateau Group;

8.14.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

8.14.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

8.14.2.4	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

8.14.3	Paragraphs 8.14.1 and 8.14.2 above do not apply to any Security or (as the case may be) Quasi-Security, which is:

8.14.3.1	Permitted Security;

8.14.3.2	a Permitted Transaction; or

8.14.3.3	granted by the Parent to any person, provided such Security or Quasi Security is not given over the shares held by the Parent in N1C Resources or the loan claims of the Parent against N1C Resources.

8.15	Disposals

8.15.1

Except as permitted under paragraph 8.15.2 below, no Obligor shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

8.15.2	Paragraph 8.15.1 above does not apply to any sale, lease, transfer or other disposal which is:

8.15.2.1	a Permitted Disposal;

8.15.2.2	a Permitted Transaction; or

8.15.2.3	made by the Parent, provided it is not a disposal of the shares held by the Parent in N1C Resources or the loan claims of the Parent against N1C Resources.

8.16	Arm’s length basis

8.16.1

Except as permitted by paragraph 8.16.2 below, no Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure no member of the Plateau Group will) enter into any transaction with any person except on arm’s length terms and for fair market value.

8.16.2	The following transactions shall not be a breach of this Clause 8.16:

8.16.2.1	intra-Group loans permitted under Clause 8.17 (Loans or credit);

8.16.2.2	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents or agreed by the Lender;

8.16.2.3	any Permitted Transactions.

8.17	Loans or credit

8.17.1

Except as permitted under paragraph 8.17.2 below, no Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will) be a creditor in respect of any Financial Indebtedness.

8.17.2	Paragraph 8.17.1 above does not apply to:

8.17.2.1	a Permitted Loan; or

8.17.2.2	a Permitted Transaction.

8.18	No Guarantees or indemnities

8.18.1

Except as permitted under paragraph 8.18.2 below, no Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

8.18.2	Paragraph 8.18.1 does not apply to:

8.18.2.1	a guarantee which is a Permitted Transaction; or

8.18.2.2	a guarantee which is a Permitted Guarantee.

8.19	Dividends and share redemption

8.19.1	Except as permitted under paragraph 8.19.2 below, Plateau shall not (and the Parent and Plateau will ensure that no other member of the Plateau Group (other than N1C Resources or N2C Resources) will):

8.19.1.1

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

8.19.1.2	repay or distribute any dividend or share premium reserve;

8.19.1.3

pay or allow any member of the Plateau Group to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of any member of the Plateau Group or any of their respective Affiliates; or

8.19.1.4	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

8.19.2	Paragraph 8.19.1 above does not apply to:

8.19.2.1	a Permitted Distribution;

8.19.2.2	a Permitted Payment; or

8.19.2.3	a Permitted Transaction.

8.20	Financial Indebtedness

8.20.1

Except as permitted under paragraph 8.20.2 below, no Obligor (other than the Parent) shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will) incur or allow to remain outstanding any Financial Indebtedness.

8.20.2	Paragraph 8.20.1 above does not apply to Financial Indebtedness which is:

8.20.2.1	Permitted Financial Indebtedness; or

8.20.2.2	a Permitted Transaction.

8.21	Share capital

No Obligor shall (and the Parent and Plateau shall ensure no member of the Plateau Group will) issue any shares except pursuant to:

8.21.1.1	a Permitted Share Issue; or

8.21.1.2	a Permitted Transaction.

8.22	Access

If a Default is continuing or the Lender reasonably suspects a Default is continuing or may occur, then each Obligor shall, and the Parent and Plateau shall ensure that each member of the Plateau Group will, (not more than once in every financial year unless the Lender reasonably suspects a Default is continuing or may occur) permit the Lender and/or the Plateau Security SPV and/or the Opco Security SPV and/or accountants or other professional advisers and contractors of the Lender, the Security Agent and/or the Plateau Security SPV and/or the Opco Security SPV free access at all reasonable times and on reasonable notice to (a) the premises, assets, books, accounts and records of each member of the Pelawan group and (b) meet and discuss matters with senior management of the Pelawan Group.

8.23	Amendments

8.23.1

No Obligor shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or, except in the form of the Transaction Documents as at the signature date of the June 2009 RPM Funding Common Terms Agreement, enter into any agreement with any direct or indirect shareholders of the Parent holding more than 10 per cent. of the issued share capital of the Parent, or any of their Affiliates which is not a member of the Pelawan Group except in writing and with the consent of the Lender, and subject to any applicable restrictions in the Global lntercreditor Agreement.

8.23.2	Plateau shall promptly supply to the Lender a copy of any document relating to any of the matters referred to in paragraph 8.23.1 above.

8.24	Financial assistance

Each Obligor shall (and the Parent and Plateau shall procure each member of the Plateau Group will) comply in all respects with Sections 44 and 45 of the South African Companies Act and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

8.25	Treasury Transactions

No Obligor shall (and the Parent and Plateau will procure that no members of the Plateau Group will) enter into any Treasury Transaction, other than:

8.25.1	spot delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

8.25.2	any other Treasury Transaction which is entered into to hedge actual or projected exposures arising in the ordinary course of trading of Opco or a Project Company.

8.26	Finance Documents

8.26.1	The Obligors shall ensure that:

8.26.1.1	the Finance Documents (as well as any rights, benefits or exemptions available thereunder) shall:

8.26.1.1.1

subject only to execution thereof and, where applicable, registration, be enforceable, in full force and effect and all suspensive conditions and conditions precedent thereto shall have been satisfied;

8.26.1.1.2	not be terminated, cancelled or revoked by any party thereto or the rights thereto assigned or transferred (in whole or in part) to any person other than pursuant to the Finance Documents;

8.26.1.2

no rights or claims for damages or penalties shall arise under any Opco Security Document, Holdco Security Document or Plateau Security Document in favour of any member of the Plateau Group other than pursuant to the Finance Documents

8.26.1.3	any member of the Pelawan Group who is a party to any Transaction Security Document complies with its obligations thereunder.

8.26.2

The Lender, the Security Agent, the Opco Security SPV or the Plateau Security SPV shall at all times be entitled and be capable (directly or indirectly) of exercising and enforcing the rights given or purported to be given under or in connection with the Transaction Security Documents.

8.26.3	No member of the Atlatsa Group shall exercise any of its rights under any Finance Document, if such exercise would be contrary to the provisions of the Global lntercreditor Agreement.

8.26.4

Except for Permitted Payments and a Permitted Distribution under paragraph (i) of the definition of “Permitted Distribution”, no Obligor shall (and the Parent and Plateau shall ensure that no member of the Plateau Group will):

8.26.4.1	repay or prepay any principal amount (or capitalised interest) outstanding under the Finance Documents;

8.26.4.2	pay any interest or any other amounts payable in connection with the Finance Documents; or

8.26.4.3	purchase, redeem, defease or discharge any amount outstanding with respect to the Finance Documents.

8.27	Further assurance

8.27.1

Each Obligor (other than the Parent) shall (and the Parent and Plateau shall procure that each member of the Pelawan Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, powers of attorney and instructions) as the Security Agent and/or the Plateau Security SPV may reasonably specify (and in such form as the Security Agent and/or the Plateau Security SPV may reasonably require in favour of the Security Agent and/or the Plateau Security SPV and/or the Opco Security SPV or its nominee(s)):

8.27.1.1

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment, cession or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent and/or the Plateau Security SPV and/or the Opco Security SPV or the Finance Parties provided by or pursuant to the Finance Documents or by law;

8.27.1.2

to confer on the Security Agent and/or the Plateau Security SPV and/or the Opco Security SPV or confer on the Finance Parties, Security over any property and assets of each member of the Pelawan Group, (other than the Project Companies) located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

8.27.1.3	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

8.27.2

Each Obligor (other than Parent) shall (and the Parent and Plateau shall procure that each member of the Pelawan Group will) promptly do all such acts or execute all such documents (including the execution of any and all powers of attorney, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may require) in favour of the Opco Security SPV or its nominees to confer on the Opco Security SPV, Security over any mills or plants constructed (including in the form of a special notarial bond over such identifiable assets comprising the whole or any portion of the mills or plants or any component thereof).

8.28	Account Bank

The provisions of clauses 22.35 (Accounts), 22.36 (Withdrawals), 22.37 (Access to Books and records), 22.38 (Disbursement Accounts) and 22.39 (Opco Business Account, Holdco Business Account, Borrower Business Account and Borrower WCF Account) of the Senior Facilities Agreement are incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Obligors defined under this Agreement as “Obligors”.

8.29	Atlatsa listing

The Parent undertakes to use reasonable commercial endeavours to transfer the primary listing of the Atlatsa Common Shares from the TSX-V (Toronto Stock Exchange Venture Exchange) to the TSX main board as soon as reasonably possible after the Signature Date.

8.30	Amendments to Senior Finance Documents

No Obligor shall agree to any amendments to or variation of the Senior Finance Documents (as defined in the Global lntercreditor Agreement) without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

8.31	Reduction of Pelawan Investments shareholding in the Parent

8.31.1

Pelawan Investments and the Parent will use their reasonable commercial endeavours to, as soon as reasonably practical after the Initial Commencement Date, obtain the approval of the South African Reserve Bank and the National Treasury (to the extent required) to reduce the minimum shareholding held by Pelawan Investments in the Parent to below 51%. Upon such approvals being granted, all proceeds received by Pelawan Investments and/or the Parent pursuant to the sale and/or issue of Atlatsa Common Shares shall be injected into Plateau by way of shareholder loan.

8.31.2	If Plateau, the Parent and the Lender have:

8.31.2.1	identified and agreed to proceed with capital project not envisaged in the Base Case Model in the form as at the Signature Date and to be held directly or indirectly by HoldCo; or

8.31.2.2	agreed to another dedicated use of such proceeds,

then Plateau may utilise such proceeds as agreed with the Lender, but subject to the provisions of the Senior Facilities Agreement and the consent of the Senior Agent.

9.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 9 is an Event of Default (save for Clause 9.18 (Acceleration)).

9.1	Non-payment

An Obligor or member of the Pelawan Group does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

9.1.1	its failure to pay is caused by an administrative or technical error; and

9.1.2	payment is made within 2 (two) Business Days of its due date.

9.2	Information Undertakings and other obligations

9.2.1

Plateau or the Parent does not comply with the provisions of Clause 7 (Information Undertakings), provided that where no time period is specified for the delivery of documents or information under Clause 7 non delivery of such documents or information shall only be an Event of Default if such documents or information are not delivered within 5 (five) Business Days of the occurrence of the relevant event giving rise to the notification or delivery obligation.

9.2.2	An Obligor or member of the Plateau Group does not comply with any provision of any Transaction Security Document.

9.3	Other obligations

9.3.1

An Obligor or member of the Plateau Group does not comply with any provision of the Transaction Documents (other than those referred to in Clause 9.1 (Non-payment) and Clause 9.2 (Information Undertakings and other obligations)).

9.3.2

No Event of Default under paragraph 9.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 7 (seven) Business Days of the Lender giving notice to Plateau or Plateau becoming aware of the failure to comply.

9.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or member of the Pelawan Group in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been materially incorrect or misleading when made or deemed to be made.

9.5	Cross default

9.5.1	Any Financial Indebtedness of any Obligor or any member of the Plateau Group is not paid when due or within any originally applicable grace period.

9.5.2

Any Financial Indebtedness of any Obligor or any member of the Plateau Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

9.5.3	Any commitment for any Financial Indebtedness of any Obligor or any member of the Plateau Group is cancelled or suspended by a creditor of any member of the Plateau Group as a result of an event of default (however described).

9.5.4

Any creditor of any Obligor or any member of the Plateau Group becomes entitled to declare any Financial Indebtedness of any Obligor or any member of the Plateau Group due and payable prior to its specified maturity as a result of an event of default (however described).

9.5.5	No Event of Default will occur under this Clause 9.5 if:

9.5.5.1

the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 9.5.1 to 9.5.4 above is, in relation to Opco, less than ZAR5,000,000 (Indexed) (or its equivalent in any other currency or currencies), or in relation to Holdco or Plateau, is less than ZAR1,000,000 (Indexed); or

9.5.5.2

the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 9.5.1 to 9.5.4 above is in relation to Project Finance Borrowings of a Project Company (provided, for the avoidance of doubt, that no creditor of a Project Company has any recourse to any member of the Plateau Group other than that Project Company in respect of such Project Finance Borrowings).

9.6	Insolvency

9.6.1

An Obligor or a member of the Plateau Group, other than a Project Company, is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

9.6.2

The value of the assets of any Obligor or any member of the Plateau Group, other than a Project Company, is less than its liabilities (taking into account contingent and prospective liabilities, but excluding any liabilities which are subordinated to the liabilities of the Obligor to the Lender).

9.6.3

A moratorium is declared in respect of any indebtedness of any Obligor or any member of the Plateau Group, other than a Project Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

9.7	Insolvency proceedings

9.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

9.7.1.1

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, business rescue, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any member of the Plateau Group, other than a Project Company;

9.7.1.2	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any member of the Plateau Group, other than a Project Company;

9.7.1.3

the appointment of a liquidator, receiver, administrator, administrative receiver, business rescue practitioner, compulsory manager or other similar officer in respect of any Obligor or any member of the Plateau Group, other than a Project Company, or any of its assets; or

9.7.1.4

enforcement of any Security over any assets of any Obligor or any member of the Plateau Group, other than a Project Company, where the claim giving rise to such enforcement is for an amount of more than ZAR5,000,000 (Indexed)

or any analogous procedure or step is taken in any jurisdiction.

9.7.2	Paragraph 9.7.1 shall not apply to:

9.7.2.1

any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed either (x) within 10 (ten) days of commencement or, if earlier, the date on which it is advertised or (y) within such other period as agreed to in writing by the Lender on or before the lapse of the 10 (ten) day period referred to in (x) provided, for the avoidance of doubt, the Lender is not obliged to agree to any such extended period; or

9.7.2.2	any step or procedure contemplated by paragraph 9.7.2 of the definition of Permitted Transaction; or

9.7.2.3

any enforcement of any Security over any assets of any Obligor or any member of the Plateau Group as contemplated by paragraph 9.7.1.4 above, if the relevant Obligor or any member of the Plateau Group, as applicable, takes steps to oppose such legal proceedings within the time frames allowed by the rules of court and before any final order is granted and provides evidence to the reasonable satisfaction of the Lender that its opposition of such enforcement proceedings has merit.

9.8	Creditors’ process

9.8.1

Any expropriation, attachment, distress, implementation of any business rescue plan, or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any member of the Plateau Group, other than a Project Company, and is not discharged either (x) within 10 (ten) days or (y) within such other period as agreed to in writing by the Lender on or before the lapse of the 10 (ten) day period referred to in (x), provided, for the avoidance of doubt, the Lender is not obliged to agree to any such extended period.

9.8.2

Paragraph 9.8.1 shall not apply if the fair value of the relevant asset or assets is, in relation to Opco, ZAR5,000,000 (Indexed) or less, or in relation to Holdco or Plateau, ZAR1,000,000 (Indexed) or less.

9.9	Unlawfulness and invalidity

9.9.1

It is or becomes unlawful for an Obligor or any other member of the Plateau Group that is a party to any Transaction Document to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

9.9.2

Any obligation or obligations of any Obligor or any member of the Plateau Group under any Transaction Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

9.9.3

Any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

9.10	lntercreditor Agreements

Any party to the Global lntercreditor Agreement (other than a Finance Party) fails to comply in any material respects with the provisions of, or does not perform its obligations under the Global lntercreditor Agreement; or a representation or warranty given by that party in the Global lntercreditor Agreement is incorrect in any material respect.

9.11	Cessation of business

Any Obligor or any member of the Plateau Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, unless it is a temporary suspension of the business of Opco:

9.11.1	which is required by law and provided such business resumes within 30 (thirty) days of the temporary suspension; or

9.11.2	which arises as a result of Force Majeure but the Lender is satisfied (in its sole discretion) that there is adequate business interruption insurance in place for the whole period of suspension.

9.12	Mining Licenses and New Order Rights

Any Mining Licence or New Order Right which is material to the business of any member of the Plateau Group is materially and adversely amended or is terminated or not renewed (in each case, without a replacement being put in place with which the Lender is satisfied) or is otherwise adversely appealed or challenged.

9.13	Audit qualification

The Auditors of any Obligor or any member of the Plateau Group qualify the audited annual consolidated financial statements of that Obligor or that member of the Plateau Group.

9.14	Expropriation

The authority or ability of any Obligor or any member of the Plateau Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any member of the Plateau Group or any of its assets.

9.15	Repudiation and rescission of agreements

9.15.1

Any Obligor or any member of the Plateau Group (or any other relevant party) rescinds or repudiates a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

9.15.2

Any party to the Transaction Documents rescinds or repudiates any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

9.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or any member of the Plateau Group or its assets which is reasonably likely to be adversely determined and would reasonably be expected to have a Material Adverse Effect.

9.17	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

9.18	Senior Debt

A Senior Event of Default (as defined in the Global lntercreditor Agreement) other than an Excluded Default occurs and is continuing, it being recorded that, notwithstanding anything to the contrary contained in this Agreement no Event of Default shall occur under any provision of this Agreement solely as result of the occurrence of an Excluded Default unless the Senior Agent is instructed to take any of the actions referred to in clause 28.20 (Acceleration) of the Senior Facility Agreement as a result of the occurrence of such Excluded Default.

9.19	Atlatsa listing

The listing of the Atlatsa Common Shares on any applicable stock exchange is suspended, other than a suspension from the TSX-V (Toronto Stock Exchange Venture Exchange) pursuant to a transfer of such listing to the TSX main board, the Johannesburg Stock Exchange or AMEX (the American Stock Exchange).

10.	PAYMENTS

10.1

All payments to be made by any Obligor to the Lender in terms of any Finance Document shall be made directly into the Lender’s bank account held with Standard Bank (Account: Rustenburg Platinum Mines Limited; Account No: 000 000 0175 722; Branch: Johannesburg Branch; Branch code:000 205) or such other bank account in South Africa of which, or in such other manner as, the Lender may notify the Obligor’s Agent in writing from time to time.

10.2	All payments to be made to the Lender in terms of this Agreement shall be made free of exchange, any other costs, charges or expenses and without any deduction, set-off or counterclaim whatsoever.

11.	RENUNCIATION OF BENEFITS

Each Obligor renounces all benefits of the exceptions of excussion, division, “no value received”,“non numeratae pecuniae” , “non causa debiti”, and “errore calculi”, the meaning and effect of which it declares it understands.

12.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by any director or manager of the Lender (whose appointment need not be proved) as to the existence of and the amount of indebtedness by an Obligor to the Lender, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing relating to the Obligor’s indebtedness to the Lender in terms of a Finance Document, shall be prima facie proof of the contents and correctness thereof.

13.	CESSION

13.1	No Obligor shall be entitled to cede, assign or delegate all, or any part of its rights and/or obligations, as the case may be, under this Agreement without the prior written consent of the Lender.

13.2

Subject to any consents required in terms of the Global lntercreditor Agreement, the Lender shall be entitled to cede, assign or delegate all or otherwise transfer, or any part of its rights and/or obligations, as the case may be, under any Finance Document and/or all or any of the RPM Preference Shares to one or more persons without the consent of any Obligor and each Obligor consents to any splitting of claims which may arise.

13.3

If, following a transfer pursuant to clause 13.2 there is more than one Lender, such Lenders shall be entitled to enter into such inter-creditor arrangements as they deem fit and/or to appoint an agent(s) to act on their behalf in relation to all or any of the Finance Documents on such terms and conditions as they deem fit, subject to the Global lntercreditor Agreement.

14.	ROLE OF THE SECURITY AGENT AND THE PLATEAU SECURITY SPV

14.1	Role of Plateau Security SPV and Opco Security SPV

Each Party acknowledges that the Plateau Security SPV and the Opco Security SPV have been established to hold the Transaction Security and that the taking of any enforcement action by the Plateau Security SPV or the Opco

Security SPV in relation thereto shall be taken in accordance with the Global lntercreditor Agreement.

14.2	No fiduciary duties

Nothing in this Agreement constitutes the Plateau Security SPV or the Opco Security SPV as a trustee or fiduciary of any other person.

14.3	Responsibility for documentation

None of the Security Agent, the Opco Security SPV or the Plateau Security SPV:

14.3.1

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

14.3.2

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

14.4	Exclusion of liability

14.4.1

Without limiting paragraph 14.4.2 below, none of the Security Agent, the Opco Security SPV or the Plateau Security SPV will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

14.4.2

No Party (other than the Security Agent, the Opco Security SPV or the Plateau Security SPV (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, the Opco Security SPV or the Plateau Security SPV, in respect of any claim it might have against the Security Agent, the Opco Security SPV or Plateau Security SPV or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Security Agent, the Opco Security SPV or the Plateau Security SPV may rely on this Clause as a stipulatio alteri.

14.4.3

The Security Agent, the Opco Security SPV and the Plateau Security SPV will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent, the Opco Security SPV or the Plateau Security SPV if the Security Agent, the Opco Security SPV or the Plateau Security SPV have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent, the Opco Security SPV or the Plateau Security SPV for that purpose.

15.	NOTICES AND DOMICILIA

15.1	Notices

15.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with the Finance Documents may be addressed.

15.1.1.1	Lender:

Rustenburg Platinum Mines Limited
13th Floor
55 Marshall Street
Johannesburg
2001

Telefax No.: +27 11 373 5111

	Email:	companysecretary@angloplat.com

	Attention:	The Company Secretary, the Finance Director and the Financial Controller

15.1.1.2	Plateau Security SPV

GMG Trust Company (SA) Proprietary Limited
3rd Floor 200 on Main
Corner Main and Bowwood Road
Claremont

	Telefax No.	086 673 4390

	Attention:	The Managing Director

with a copy to the Lender

15.1.1.3	Opco Security SPV:

GMG Trust Company (SA) Proprietary Limited
3rd Floor 200 on Main
Corner Main and Bowwood Road
Claremont

	Telefax No.	086 673 4390

	Attention:	The Managing Director

with a copy to the Lender

15.1.1.4	each Obligor (c/o the Obligor’s Agent)

Plateau Resources Proprietary Limited
4th Floor 82 Grayston Drive, off Esterhysen Lane
Sandton
2146

Telefax No.: +27 11 883 0836

	Email:	iemrahn@Atlatsaresources.co.za

	Attention:	The Company Secretary,

15.1.2

Any notice or communication required or permitted to be given in terms of a Finance Document shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

15.1.3

Any Party may by written notice to the other Parties change its chosen addresses and/or telefax number for the purposes of clause 15.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the fourteenth day after the actual or deemed receipt of the notice by the other Party pursuant to clause 15.1.4.

15.1.4	Any notice given in terms of this Agreement shall:

15.1.4.1	if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

15.1.4.2	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

15.1.4.3	if transmitted by facsimile be deemed to have been received by the addressee on the first Business Day after the date of transmission, unless the contrary is proved.

15.1.5

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

15.2	Domicilia

15.2.1

Each of the Parties chooses its physical address referred to in clause 15.1 as its domicilium citandi et executandi at which address documents in legal proceedings in connection with the Finance Documents may be served.

15.2.2

Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to clause 15.1.4.

16.	GOVERNING LAW

The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.

17.	JURISDICTION

17.1

Each Obligor hereby irrevocably and unconditionally consents to the non- exclusive jurisdiction of the South Gauteng High Court, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents.

17.2

Clause 17.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to any matter arising from the Finance Documents in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions

18.	GENERAL

18.1	The Finance Documents contain the entire agreement between the Parties in regard to the subject matter thereof.

18.2

No Party shall be bound by or have any claim or right of action arising from any express or implied term, undertaking, representation, warranty, promise or the like not included or recorded in a Finance Document whether it induced the contract and/or whether it was negligent or not

18.3

No variation, amendment or consensual cancellation of a Finance Document or any provision or term and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of a Finance Document shall be binding or have any force and effect unless reduced to writing and signed by or on behalf of the relevant parties thereto and the Lender. Any such extension, waiver or relaxation or suspension which is so given or made shall be construed as relating strictly to the matter in respect whereof it was made or given.

18.4	No extension of time or waiver or relaxation of any of the provisions or terms of a Finance Document shall operate as an estoppel against another Party in respect of its rights under this Agreement.

18.5

No failure by either Party to enforce any provision of a Finance Document shall constitute a waiver of such provision or affect in any way such Party’s right to require the performance of such provision at any time in the future, nor shall a waiver of a subsequent breach nullify the effectiveness of the provision itself.

18.6

If any clause or term of a Finance Document should be invalid, unenforceable, defective or illegal for any reason whatsoever, then the remaining terms and provisions of a Finance Document shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability, defect or illegality goes to the root of a Finance Document

18.7

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of the Finance Documents.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

19.1.1

Each party, other than the Opco Security SPV and the Plateau Security SPV shall bear its own costs and expenses (including legal fees) incurred in connection with the negotiation, preparation, printing, execution, and perfection of this Agreement and any other documents referred to in this Agreement and the Transaction Security Documents.

19.1.2

Plateau shall bear the agreed costs and expenses (including legal fees) incurred by the Security Agent, the Plateau Security SPV, the Opco Security SPV or any Delegate in connection with the negotiation, preparation, printing, execution, and perfection of:

19.1.2.1	this Agreement and any other documents referred to in this Agreement and the Transaction Security Documents;

19.1.2.2	any other Finance Documents executed after the date of this Agreement, which costs shall be payable within 3 (three) Business Days of demand.

19.2	Amendment costs

If an Obligor requests an amendment, waiver or consent Plateau shall, within 3 (three) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by each Finance Party (or in the case of the Security Agent and/or the Plateau Security SPV and/or the Opco Security SPV, by any Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Security Agent’s and the Plateau Security SPV’s ongoing costs

19.3.1

In the event of (i) a Default or (ii) the Security Agent, the Opco Security SPV or the Plateau Security SPV considering it necessary or expedient or (iii) the Security Agent, the Opco Security SPV or the Plateau Security SPV being requested by an Obligor or the Lender to undertake duties which the Security Agent or the Opco Security SPV, the Plateau Security SPV and Plateau agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent or the Opco Security SPV, the Plateau Security SPV under the Finance Documents, Plateau shall pay to the Security Agent and/or the Opco Security SPV, the Plateau Security SPV any additional remuneration that may be agreed between them.

19.3.2

If the Security Agent, the Opco Security SPV or the Plateau Security SPV, as the case may be, and Plateau fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent, the Opco Security SPV or the Plateau Security SPV, as the case may be, and approved by Plateau or, failing approval, nominated (on the application of the Security Agent, the Opco Security SPV or the Plateau Security SPV, as the case may be) by the President for the time being of the Law Society of the Northern Provinces (the costs of the nomination and of the investment bank being payable by Plateau) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

19.4	Enforcement and preservation costs

Subject to any binding court order to the contrary, Plateau shall, within 3 (three) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Opco Security SPV or the Plateau Security SPV as a consequence of taking or holding the Transaction Security or enforcing these rights.

20.	COUNTERPARTS

Any Finance Document may be executed in any number of counterparts, and this shall have the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

21.	AMENDMENT AND RESTATEMENT OF THE ORIGINAL AGREEMENT

With effect from the Closing Date, this Agreement shall amend and restate the June 2009 RPM Funding Common Terms Agreement in its entirety.

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

ATLATSA RESOURCES CORPORATION			ATLATSA RESOURCES CORPORATION

Name:	T M Motsisi		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

N1C RESOURCES INC.			N1C RESOURCES INC.

Name:	T M Motsisi		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

N2C RESOURCES INC.			N2C RESOURCES INC.

Name:	T M Motsisi		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

PLATEAU RESOURCES PROPRIETARY LIMITED			PLATEAU RESOURCES PROPRIETARY LIMITED

Name:	T M Motsisi		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Johannesburg	on	6th December 2012.

For and on behalf of:			For and on behalf of:

RUSTENBURG PLATINUM MINES LIMITED			RUSTENBURG PLATINUM MINES LIMITED

Name:	B. NQWABABA		Name:

Office:	DIRECTOR		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	12 December 2012.

For and on behalf of:			For and on behalf of:

MICAWBER 634 PROPRIETARY LIMITED			MICAWBER 634 PROPRIETARY LIMITED

Name:	B.HARMSE		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	12 December 2012.

For and on behalf of:			For and on behalf of:

MICAWBER 603 PROPRIETARY LIMITED			MICAWBER 603 PROPRIETARY LIMITED

Name:	B.HARMSE		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

ATLATSA HOLDINGS PROPRIETARY LIMITED			ATLATSA HOLDINGS PROPRIETARY LIMITED

Name:	T M Motsisi		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

PELAWAN FINANCE SPV PROPRIETARY LIMITED			PELAWAN FINANCE SPV PROPRIETARY LIMITED

Name:	T M Motsisi		Name:

Office:	Director		Office:
	(who warrants his authority)		(who warrants his authority)

SIGNATURE PAGE

Signed at	Sandton	on	27 March 2013.

For and on behalf of:			For and on behalf of:

PELAWAN TRUST			PELAWAN TRUST

Name:	T M Motsisi		Name:	AHCH Motaung

Office:	Trustee		Office:	Trustee
	(who warrants his authority)			(who warrants his authority)

SCHEDULE 1

TRANSACTION SECURITY DOCUMENTS

1.	Each of the Transaction Security Documents referred to in Schedule 8 of the Senior Facilities Agreement.

2.	Pelawan Investments Security Documents.

3.	Cession and Pledge in Security by Pelawan Investments in favour of RPM of its rights and interests in:

a)	Shares held by Pelawan Investments in Pelawan SPV; and

b)	Claims against Pelawan SPV.